NEWS	Exhibit 99.1

Chris Meyer
Vice President, Investor Relations & Treasurer
(813) 830-5311

Bloomin’ Brands, Inc. Announces Fourth Quarter Adjusted Diluted Earnings Per Pro Forma Share of $0.27, a 35.0% Increase Versus 2012; GAAP Diluted Earnings Per Share of $0.46

16th Consecutive Quarter of Positive Traffic for Core Domestic Concepts

TAMPA, Fla., February 25, 2014 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the fourth quarter and year ended December 31, 2013.

Key highlights for the fourth quarter of 2013 include the following:

•	Total revenues increased 5.2% to $1.1 billion

•	Comparable sales for Company-owned core domestic concepts increased 1.4% while traffic rose 0.3%

•	Opened 15 system-wide locations and completed 36 restaurant renovations

•	Adjusted operating income margin* was 6.1% versus 5.1% in the fourth quarter of 2012 and GAAP operating income margin was 3.0% versus 5.4% in the fourth quarter of 2012

•
Adjusted net income* was $34.2 million versus $25.8 million in the fourth quarter of 2012 and GAAP Net income attributable to Bloomin’ Brands was $59.0 million versus $18.4 million in the fourth quarter of 2012

•
Adjusted diluted earnings per pro forma share* were $0.27 per share, a 35.0% increase from the fourth quarter of 2012 and GAAP Diluted earnings per share were $0.46 per share, an increase of $0.31 from the fourth quarter of 2012

Key highlights for the full-year of 2013 include the following:

•	Total revenues increased 3.5% to $4.1 billion

•	Comparable sales for Company-owned core domestic concepts increased 1.2% while traffic rose 1.1%

•	Opened 46 system-wide locations and completed 143 restaurant renovations

•	Adjusted operating income margin was 6.4% versus 5.9% in 2012 and GAAP operating income margin was 5.5% versus 4.5% in 2012

•	Adjusted net income was $142.4 million versus $114.0 million in 2012 and GAAP Net income attributable to Bloomin’ Brands was $208.4 million versus $50.0 million in 2012

•	Adjusted diluted earnings per pro forma share were $1.11 per share, a 20.7% increase from 2012 and GAAP Diluted earnings per share were $1.63 per share, an increase of $1.19 from 2012

The following table reconciles Adjusted diluted earnings per pro forma share to Diluted earnings per share for the fourth quarter of 2013 and the full-year 2013:

	THREE MONTHS ENDED			YEARS ENDED
	DECEMBER 31,			DECEMBER 31,
	2013	2012	$ CHANGE	2013	2012	$ CHANGE
Adjusted diluted earnings per pro forma share*	$0.27	$0.20	$0.07	$1.11	$0.92	$0.19
Adjustments*	0.19	(0.05)	0.24	0.52	(0.48)	1.00
Diluted earnings per share	$0.46	$0.15	$0.31	$1.63	$0.44	$1.19
_________________

*
Denoted items are non-GAAP measurements, which include adjustments to the financial results as determined under U.S. GAAP. See Reconciliations of Non-GAAP Measures to U.S. GAAP Results included later in this release.

“The fourth quarter was a good finish to a strong 2013. We delivered on our earnings goal despite a difficult industry environment,” said Elizabeth Smith, CEO. “Adjusted net income grew by 33% for the quarter and 25% for the year. We beat the Knapp-Track index for traffic by 400 basis points for the quarter and 390 basis points for the year and continued to gain market share across all four core concepts. In 2014, we remain focused on our core growth strategies of superior same store sales increases, and domestic and international unit expansion to drive another year of strong portfolio performance.”

Fourth Quarter 2013 Financial Results

The following summarizes the Company’s results for the fourth quarter ended December 31, 2013:

•
Total revenues increased 5.2% to $1.1 billion. This increase was primarily due to additional revenues from opening new restaurants and an increase in comparable restaurant sales. In addition, revenues increased due to the consolidation of one-month of Restaurant sales generated by the formerly unconsolidated joint venture restaurants in Brazil. The comparable restaurant sales increase was driven by increases in general menu prices and customer traffic. This was partially offset by a change in mix in the Company’s product sales driven primarily by lunch expansion. In addition, Total revenues were impacted by the closing of six restaurants since December 31, 2012.

•	Comparable sales for Company-owned core domestic concepts increased 1.4% while traffic rose 0.3%. Results were as follows:

THREE MONTHS ENDED DECEMBER 31, 2013	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	1.1%
Carrabba’s Italian Grill	0.9%
Bonefish Grill	0.9%
Fleming’s Prime Steakhouse and Wine Bar	4.9%

•
Adjusted restaurant-level operating margin as a percentage of Restaurant sales was 15.9% in the fourth quarter of 2013 versus 15.4% for the same period in 2012. This increase was primarily attributable to higher productivity savings, lower health and general liability claims and higher average unit volumes. The increase was partially offset by commodity inflation primarily associated with beef and seafood, higher kitchen labor expense and increased advertising expenses. GAAP restaurant-level operating margin as a percentage of Restaurant sales was 14.8% in the fourth quarter versus 15.4% for the same period in 2012. The decrease in GAAP restaurant-level operating margin was driven by a payroll tax audit contingency recorded in Labor and other related costs partially offset by higher Adjusted restaurant-level operating margin.

•
Adjusted operating income as a percentage of Total revenues was 6.1% in the fourth quarter of 2013 versus 5.1% for the same period in 2012. This increase was driven primarily by higher Adjusted restaurant-level operating margins and lower corporate and field compensation expenses.

•
The Company opened 15 new system-wide locations: six Bonefish Grill restaurants, two Carrabba’s Italian Grill restaurants, six Company-owned international Outback Steakhouse restaurants, four in Brazil and one each in South Korea and China and one international franchise restaurant. The Company also completed 36 restaurant renovations: 29 Outback Steakhouse, four Carrabba’s Italian Grill and three international Outback Steakhouse locations.

Other Events

•	The Company’s fourth quarter results contain adjustments related to the following events:

◦
As previously announced, effective November 1, 2013, the Company completed the acquisition of a controlling interest in its Brazilian joint venture, which was previously operated as an unconsolidated entity. Included in purchase accounting was a gain on remeasurement to fair value of the previously held equity investment in the Brazilian joint venture of $36.6 million during the fourth quarter ended December 31, 2013.

◦
The Company recently completed an assessment of its restaurant base in advance of capital and development planning for the 2014 fiscal year. As a result of this assessment, the Company decided to close 22 underperforming restaurants primarily within the Outback Steakhouse concept. The Company expects to substantially complete the restaurant closings by the end of the first quarter of 2014. In connection with this initiative, the Company incurred pre-tax asset impairment charges of approximately $18.7 million in the fourth quarter of 2013 and expects to incur approximately $5.0 million for non-cancelable operating lease liabilities and store closing costs in 2014. The lease liabilities will be recorded at the time that the location is closed.

◦
Based on supplementary information received, the Company recorded an additional $12.0 million expense in the fourth quarter of 2013 related to the IRS payroll tax audit.  This expense was recorded in Labor and other related expense in the income statement and impacts restaurant operating margin and operating income. The expense relates to periods prior to 2013. The payroll tax audit has a corresponding adjustment in the (Benefit) provision for income taxes that offsets the additional Labor and other related expense in 2013. As a result of the associated income tax benefit, recording of the liability has no impact on Net income.

•
During the fourth quarter ended December 31, 2013, $40.0 million of voluntary prepayments on the outstanding senior secured term loan B of the Company’s wholly-owned subsidiary, OSI Restaurant Partners, LLC, were made. In addition, the Company repaid in full the revolving credit facility borrowings of $100.0 million utilized to finance the Brazil acquisition.

•
On January 3, 2014, the Company’s Board of Directors approved a change in the Company’s fiscal year end from a calendar year ending on December 31 to a 52-53 week fiscal year ending on the last Sunday in December, effective beginning with fiscal year 2014. The fiscal year change will be made on a prospective basis and the Company will not adjust operating results for prior periods. The change to our fiscal year does not impact the fourth quarter or full-year results for fiscal year 2013 ending on December 31, 2013, which are reported on a calendar year. However, the change will impact the prior year comparability of each of the Company’s fiscal quarters and annual period in 2014.

2014 Financial Outlook

The Company’s change to a 52-53 week fiscal year end results in the loss of three high revenue days in the 2014 fiscal year compared to calendar year reporting. The fiscal year end change is expected to have the following impacts to the 2014 annual financial results as compared to calendar year reporting:

•	Total revenues will be approximately $43.0 million lower;

•	Adjusted net income and GAAP Net income will be approximately $8.2 million lower; and

•	Adjusted diluted earnings per share and GAAP Diluted earnings per share will be approximately $0.06 lower.

The table below presents the Company’s current expectations for selected 2014 financial and operating results. For ease of comparability, calendar year and 52-53 week based forecasts are provided, where applicable. Beginning with the first quarter of 2014 and going forward, the Company will only report on a 52-53 week basis.

All Financial Results are expressed on an “at least” basis (i.e. Adjusted diluted earnings per share of “at least $1.21”).

	2014 FINANCIAL OUTLOOK
	CALENDAR YEAR	52-53 WEEK
Financial Results (in millions, except per share data or as otherwise indicated):
	(At least)	(At least)
Total revenues	$4,450	$4,400

Adjusted EBITDA	$508	$493
% increase from 2013	15%	12%

Adjusted net income (1)	$164	$156
% increase from 2013	15%	9%

GAAP Net income attributable to Bloomin’ Brands	$156	$148

Adjusted diluted earnings per share (1)	$1.27	$1.21
% increase from 2013	14%	9%

GAAP Diluted earnings per share	$1.21	$1.15

Other Selected Financial Data (in millions, or as otherwise indicated):
Comparable sales for Company-owned core domestic concepts		1.0% - 2.0%
Commodity inflation		2.0% - 4.0%
General and administrative expenses		$295 - $305
Effective income tax rate		27.0% - 29.0%
Number of new system-wide restaurants		55 - 60
Capital expenditures		$250 - $280
_________________

(1)	The 2014 Adjusted net income and Adjusted diluted earnings per share guidance includes the following expected adjustments:

•
An adjustment of approximately $6.5 million for pre-tax, non-cash amortization of intangibles recorded as a result of the Brazil acquisition and includes amortization of reacquired franchise rights and favorable and unfavorable leases. This amount is added back to Adjusted net income and Adjusted diluted earnings per share. This adjustment has been translated to U.S. Dollars using an exchange rate of $0.42, which approximates the Brazilian Real conversion rate to U.S. Dollars on December 31, 2013. The comparable adjustment in the fourth quarter of 2013 was $0.6 million.

•
An adjustment of approximately $5.0 million for pre-tax, non-cancelable operating lease liabilities and the costs of closing 22 restaurants in 2014. This amount is added back to Adjusted net income and Adjusted diluted earnings per share.

First Quarter 2014 Commentary

The Company has identified three items that will impact first quarter 2014 financial results, which have already been incorporated into the full-year 2014 guidance. These items are as follows:

•	Comparable sales for Company-owned core domestic concepts are expected to be in the range of -1.0% to 1.0% in the first quarter driven primarily by unfavorable weather;

•	The annual managing partner’s conference will be held in the second quarter of 2014. In 2013, the conference was held in the first quarter. The cost of the conference is approximately $3.0 million;

•
The first quarter 2014 effective income tax rate is expected to be 27.0% to 29.0%, which is consistent with the full-year effective income tax rate guidance. The effective income tax rate in the first quarter of 2013 was 14.1%.

Conference Call

The Company will host a conference call today, February 25, 2014 at 9:00 AM ET. The conference call can be accessed live over the telephone by dialing (877) 941-2068 or (480) 629-9712 for international callers. A replay will be available beginning two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4666603. The replay will be available through Tuesday, March 4, 2014. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website, after the call.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company owns and operates more than 1,500 restaurants in 48 states, Puerto Rico, Guam and 21 countries, some of which operate under a franchise agreement. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements

Certain statements contained herein, including statements under the headings “2014 Financial Outlook” and “First Quarter 2014 Commentary,” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; weather, acts of God and other disasters; the seasonality of the Company’s business; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; competition and changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities; and the future cost and availability of credit. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Form 10-K filed with the Securities and Exchange Commission on March 4, 2013.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Revenues
Restaurant sales	$1,041,274	$987,369	$4,089,128	$3,946,116
Other revenues	9,281	11,018	40,102	41,679
Total revenues	1,050,555	998,387	4,129,230	3,987,795
Costs and expenses
Cost of sales	340,811	320,251	1,333,842	1,281,002
Labor and other related	299,602	282,712	1,157,622	1,117,624
Other restaurant operating	246,790	232,362	964,279	918,522
Depreciation and amortization	42,874	39,028	164,094	155,482
General and administrative	69,521	66,622	268,928	326,473
Provision for impaired assets and restaurant closings	20,132	3,916	22,838	13,005
Income from operations of unconsolidated affiliates	(276)	(58)	(7,730)	(5,450)
Total costs and expenses	1,019,454	944,833	3,903,873	3,806,658
Income from operations	31,101	53,554	225,357	181,137
Loss on extinguishment and modification of debt	—	(9,150)	(14,586)	(20,957)
Gain on remeasurement of equity method investment	36,608	—	36,608	—
Other expense, net	(119)	(82)	(246)	(128)
Interest expense, net	(18,188)	(20,458)	(74,773)	(86,642)
Income before (benefit) provision for income taxes	49,402	23,864	172,360	73,410
(Benefit) provision for income taxes	(11,512)	3,201	(42,208)	12,106
Net income	60,914	20,663	214,568	61,304
Less: net income attributable to noncontrolling interests	1,932	2,265	6,201	11,333
Net income attributable to Bloomin’ Brands	$58,982	$18,398	$208,367	$49,971

Net income	$60,914	$20,663	$214,568	$61,304
Other comprehensive income:
Foreign currency translation adjustment	(15,618)	4,346	(17,597)	7,543
Reclassification of accumulated foreign currency translation adjustment for previously held equity investment	5,980	—	5,980	—
Comprehensive income	51,276	25,009	202,951	68,847
Less: comprehensive income attributable to noncontrolling interests	1,932	2,265	6,201	11,333
Comprehensive income attributable to Bloomin’ Brands	$49,344	$22,744	$196,750	$57,514

Earnings per share:
Basic	$0.48	$0.15	$1.69	$0.45
Diluted	$0.46	$0.15	$1.63	$0.44
Weighted average common shares outstanding:
Basic	124,005	120,850	122,972	111,999
Diluted	127,980	125,768	128,074	114,821

Supplemental Balance Sheet Information (in thousands):

	DECEMBER 31,
	2013	2012
	(unaudited)
Cash and cash equivalents (1) (2)	$209,871	$261,690
Net working capital (deficit) (3)	(260,471)	(203,566)
Total assets (2)	3,274,174	3,016,553
Total debt, net (4)	1,419,143	1,494,440
Total stockholders’ equity	482,709	220,205
_________________

(1)	Excludes restricted cash.

(2)
Effective November 1, 2013, the Company acquired a controlling interest in its Brazilian operations, which was accounted for as a business combination utilizing the step acquisition method. The Company completed the acquisition for total consideration of R$240.8 million (BRL) (or approximately $110.4 million) in cash, which was financed primarily with borrowings of $100.0 million on the Company’s existing revolving credit facility and available cash. The revolving credit facility borrowings were subsequently repaid in full prior to December 31, 2013. The acquisition resulted in recording $135.7 million of goodwill and $203.9 million of assets, including $86.6 million of intangible assets. As a result of the acquisition, the Company disposed of $52.6 million of goodwill attributable to the former equity investment in the entity.

(3)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on Restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and to make capital expenditures.

(4)	During 2013, OSI Restaurant Partners, LLC (“OSI”) made voluntary prepayments of $65.0 million on its senior secured term loan B facility.

Reconciliations of Non-GAAP Measures to U.S. GAAP Results (unaudited)

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the Company provides non-GAAP measures which present operating results on an adjusted or pro forma basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: (i) Adjusted restaurant-level operating margins, (ii) Adjusted income from operations and the corresponding margins, (iii) Adjusted net income, (iv) Adjusted diluted earnings per share, (v) Adjusted diluted earnings per pro forma share and (vi) EBITDA and Adjusted EBITDA. These non-GAAP measures are not measurements of the Company’s operating or financial performance under U.S. GAAP and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as measures of the Company’s liquidity. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

•
Restaurant-level operating margins are calculated as Restaurant sales after deduction of the main restaurant-level operating costs (comprising Cost of sales, Labor and other related and Other restaurant operating). Adjusted restaurant-level operating margins are calculated by eliminating from Restaurant-level operating margins the impact of items that are not considered indicative of ongoing operations consistent with the other non-GAAP measures discussed below. The Company provides this non-GAAP measure because it believes it is useful for investors to assess core restaurant operations without the effect of certain adjustments. For the periods presented, Adjusted restaurant-level operating margins include adjustments for payroll tax audit contingencies, which were recorded in Labor and other related during the third and fourth quarters of 2013. No adjustments impacted Restaurant-level operating margins during 2012.

•
Adjusted income from operations, Adjusted net income, Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share are calculated by eliminating from Income from operations, Net income attributable to Bloomin’ Brands and Diluted earnings per share the impact of items that are not considered indicative of ongoing operations including application of a normalized annual effective tax rate. The Company provides these non-GAAP measures because it believes they are useful for investors to assess the operating performance of the business without the effect of certain adjustments. For the periods presented, the non-GAAP adjustments include transaction-related expenses primarily attributable to the completion of the initial public offering (“IPO”) and subsequent secondary offering of the Company’s common stock in August 2012 and May 2013, respectively, costs associated with the acquisition of a controlling ownership interest in the Company’s Brazilian operations and the refinancing of long-term debt; management fees paid to the management company associated with the Company’s sponsors and founders; certain store closing impairment charges; payroll tax audit contingencies; purchased intangibles amortization; losses incurred on the extinguishment and modification of long-term debt; and an adjustment to the (Benefit) provision for income taxes based on a normalized tax rate for periods in 2013 and the effective income tax rate for periods in 2012. In addition, Adjusted diluted earnings per pro forma share gives effect to the issuance of shares in the Company’s initial public offering as if they were all outstanding on January 1, 2012.

•
Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and Adjusted EBITDA (calculated by adjusting EBITDA to exclude certain stock-based compensation expenses, non–cash expenses and significant unusual items) are supplemental measures of profitability.  The Company believes that EBITDA and Adjusted EBITDA are useful measures for investors to assess the operating performance of the Company’s business without the effect of non-cash charges such as depreciation and amortization expenses and asset impairment expenses and to facilitate company-to-company comparisons within the restaurant industry by eliminating some of these foregoing variations.

The use of these measures permits a comparative assessment of the Company’s operating performance relative to its performance based on U.S. GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are unusual or infrequent. In the future, the Company may incur expenses or generate income similar to the adjusted items. The Company further believes that the disclosure of these non-GAAP measures is useful to investors as they form the basis for how the Company’s management team and Board of Directors evaluate the Company’s performance including for achievement of objectives under the Company’s cash and equity compensation plans. By disclosing these non-GAAP measures, the Company believes that it is providing for investors the basis for a greater understanding of, and an enhanced level of transparency into, the means by which the management team operates the business.

Reconciliations of Non-GAAP Financial Measures - Adjusted Restaurant-Level Operating Margins

The following tables show the percentages of certain operating cost financial statement line items in relation to Restaurant sales on both a U.S. GAAP basis and an adjusted basis, as indicated, for the three months and years ended December 31, 2013 and 2012:

	THREE MONTHS ENDED
	DECEMBER 31, 2013
	2013		2012
	U.S. GAAP	ADJUSTED (1)	U.S. GAAP	CHANGE IN ADJUSTED 2013 VS. U.S. GAAP 2012
Restaurant sales	100.0%	100.0%	100.0%

Cost of sales	32.7%	32.7%	32.4%	0.3%
Labor and other related	28.8%	27.6%	28.6%	(1.0)%
Other restaurant operating	23.7%	23.7%	23.5%	0.2%

Restaurant-level operating margin	14.8%	15.9%	15.4%	0.5%

	YEARS ENDED DECEMBER 31,
	2013		2012
	U.S. GAAP	ADJUSTED (1)	U.S. GAAP	CHANGE IN ADJUSTED 2013 VS. U.S. GAAP 2012
Restaurant sales	100.0%	100.0%	100.0%

Cost of sales	32.6%	32.6%	32.5%	0.1%
Labor and other related	28.3%	27.9%	28.3%	(0.4)%
Other restaurant operating	23.6%	23.6%	23.3%	0.3%

Restaurant-level operating margin	15.5%	15.9%	15.9%	—%
_________________

(1)
Adjusted restaurant-level operating margins include the adjustment for the payroll tax audit contingencies, which were recorded in Labor and other related during the third and fourth quarters of 2013. No adjustments impacted Restaurant-level operating margins during 2012.

Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Pro Forma Share

The following table reconciles Adjusted income from operations and the corresponding margins, Adjusted net income, Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share, for the three months and years ended December 31, 2013 and 2012 to their respective most comparable U.S. GAAP measures (in thousands, except per share amounts):

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012
Income from operations	$31,101	$53,554	$225,357	$181,137
Operating income margin	3.0%	5.4%	5.5%	4.5%
Adjustments:
Transaction-related expenses (1)	2,246	1,008	3,888	45,495
Management fees and expenses (2)	—	—	—	13,776
Other losses (gains) (3)	18,695	(3,500)	18,695	(3,500)
Payroll tax audit contingency (4)	12,000	—	17,000	—
Purchased intangibles amortization (5)	560	—	560	—
Adjusted income from operations	$64,602	$51,062	$265,500	$236,908
Adjusted operating income margin	6.1%	5.1%	6.4%	5.9%

Net income attributable to Bloomin’ Brands	$58,982	$18,398	$208,367	$49,971
Adjustments:
Transaction-related expenses (1)	2,246	1,008	3,888	45,495
Management fees and expenses (2)	—	—	—	13,776
Other losses (gains) (3)	18,695	(3,500)	18,695	(3,500)
Payroll tax audit contingency (4)	12,000	—	17,000	—
Purchased intangibles amortization (5)	560	—	560	—
Loss on extinguishment and modification of debt (6)	—	9,149	14,586	20,956
Gain on remeasurement of equity method investment (7)	(36,608)	—	(36,608)	—
Total adjustments, before income taxes	(3,107)	6,657	18,121	76,727
Adjustment to (benefit) provision for income taxes (8)	(21,697)	717	(84,114)	(12,660)
Net adjustments	(24,804)	7,374	(65,993)	64,067
Adjusted net income	$34,178	$25,772	$142,374	$114,038

Diluted earnings per share	$0.46	$0.15	$1.63	$0.44
Adjusted diluted earnings per share	$0.27	$0.20	$1.11	$0.99
Adjusted diluted earnings per pro forma share (9)	$0.27	$0.20	$1.11	$0.92

Diluted weighted average common shares outstanding	127,980	125,768	128,074	114,821
Pro forma IPO adjustment (9)	—	—	—	8,684
Pro forma diluted weighted average common shares outstanding (9)	127,980	125,768	128,074	123,505
_________________

(1)
Transaction-related expenses primarily relate to the following: (i) costs incurred in association with the IPO and subsequent secondary offering of the Company’s common stock completed in August 2012 and May 2013, respectively, (ii) costs incurred during the third and fourth quarters of 2013 to acquire a controlling ownership interest in the Company’s Brazilian operations and (iii) the refinancing of the 2012 CMBS Loan in March 2012 and the senior secured credit facility in October 2012. The expenses related to the initial public offering in August 2012 primarily included $18.1 million of accelerated Chief Executive Officer retention bonus and incentive bonus and $16.0 million of non-cash stock compensation charges for the vested portion of outstanding stock options recorded upon completion of the IPO.

(2)
Represents management fees, out-of-pocket expenses and certain other reimbursable expenses paid to a management company owned by the sponsors and founders under a management agreement with the Company. In accordance with the terms of an amendment, this agreement terminated immediately prior to the completion of the IPO in August 2012 and a termination fee of $8.0 million was paid to the management company in 2012, in addition to a prorated periodic fee.

(3)
During the fourth quarter of 2013, the Company incurred asset impairment charges associated with the decision to close 22 underperforming locations. During the fourth quarter of 2012, the Company recorded a gain associated with the collection of the promissory note and other amounts due to the Company in connection with the 2009 sale of the Cheeseburger in Paradise concept.

(4)
In September 2013, the Internal Revenue Service (“IRS”) informed the Company that it proposes to issue an audit adjustment for the employer’s share of FICA taxes related to cash tips allegedly received and unreported by the Company’s tipped employees during calendar year 2010, for which the Company recorded a liability in the third quarter of 2013 for $5.0 million. The cash tips allegedly unreported by the tipped employees are based on an IRS estimate of the aggregate amount of tips directly received by tipped employees from the Company’s customers. Subsequently, the Company has had additional communications with the IRS representatives, which indicate that the scope of the proposed adjustment will be expanded to include the 2011 and 2012 periods. As a result, the Company has reassessed the established liability balance and recorded an additional $12.0 million in the fourth quarter of 2013. As of December 31, 2013, the Company had $5.0 million and $12.0 million recorded in Accrued and other current liabilities and Other long-term liabilities, net, respectively, in the Company’s Consolidated Balance Sheet at December 31, 2013. The associated expense is included in Labor and other related expenses for the year ended December 31, 2013. In addition, a deferred income tax benefit has been recorded for the allowable income tax credits for the employer’s share of FICA taxes expected to be paid as result of the assessment. This income tax benefit is included in (Benefit) provision for income taxes and offsets the additional Labor and other related expenses in 2013. As a result of the associated income tax benefit, recording of the liability has no impact on Net income.

(5)
Represents non-cash amortization of intangibles recorded as a result of the acquisition of a controlling ownership interest in the Company’s Brazilian operations and includes amortization for reacquired franchise rights and favorable and unfavorable leases.

(6)
Loss on extinguishment and modification of debt is related to the refinancing of OSI’s senior secured credit facility in October 2012 and subsequent repricing in April 2013, retirement of OSI’s senior notes in August 2012 and the extinguishment of the previous CMBS loan in connection with New Private Restaurant Properties, LLC, and two of the Company’s other indirect wholly-owned subsidiaries, entering into the 2012 CMBS loan in March 2012.

(7)
As a result of the acquisition of a controlling interest in the Company’s Brazilian operations in the fourth quarter of 2013, the Company recorded a gain on remeasurement of the previously held equity investment in accordance with applicable accounting guidance.

(8)
Adjustment to (benefit) provision for income taxes for the three months and year ended December 31, 2013 represents an adjustment to the (Benefit) provision for income taxes to apply a normalized annual effective income tax rate, which excludes the income tax benefit of the valuation allowance release, to Adjusted income before (benefit) provision for income taxes. The normalized 2013 full-year tax rate is more comparable to the Company’s expectation for future effective income tax rates prior to the acquisition of a controlling interest in the Company’s Brazilian operations. The Company’s expected future effective income tax rate is lower than the U.S. blended federal and state statutory rate because of the continued generation of U.S. tax credits and expected earnings in foreign jurisdictions with lower income tax rates. See calculation below of the income tax effect of adjustments for the three months and year ended December 31, 2013. Income tax effect of adjustments for the three months and year ended December 31, 2012 were 10.8% and 16.5%, respectively.

	THREE MONTHS ENDED	YEAR ENDED
	DECEMBER 31, 2013	DECEMBER 31, 2013
Income before (benefit) provision for income taxes	$49,402	$172,360
Transaction-related expenses	2,246	3,888
Other losses (gains)	18,695	18,695
Payroll tax audit contingency	12,000	17,000
Purchased intangibles amortization	560	560
Loss on extinguishment and modification of debt	—	14,586
Gain on remeasurement of equity method investment	(36,608)	(36,608)
Adjusted income before (benefit) provision for income taxes	46,295	190,481
Income tax expense at normalized tax rate of approximately 22.0% for the three months and year ended December 31, 2013, respectively	10,185	41,906
Less: Benefit for income taxes	(11,512)	(42,208)
Adjustment to (benefit) provision for income taxes	$21,697	$84,114

(9)
Gives pro forma effect to the issuance of shares in the IPO as if they were all outstanding on January 1, 2012. There is no effect of this adjustment for the three months and year ended December 31, 2013.

Reconciliations of Non-GAAP Financial Measures - Adjusted EBITDA

The following table reconciles Net income attributable to Bloomin’ Brands to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2013 and 2012 (in thousands):

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31, 2013
	2013	2012	2013	2012
Net income attributable to Bloomin’ Brands	$58,982	$18,398	$208,367	$49,971
(Benefit) provision for income taxes	(11,512)	3,201	(42,208)	12,106
Interest expense, net	18,188	20,458	74,773	86,642
Depreciation and amortization	42,874	39,028	164,094	155,482
EBITDA	108,532	81,085	405,026	304,201
Impairments, closings and disposals (1)	20,411	(48)	22,411	7,945
Transaction-related expenses (2) (4)	2,246	1,008	3,888	29,495
Stock-based compensation expense (2)	3,239	2,456	13,857	21,526
Other (gains) losses (3)	(61)	510	328	1,906
Payroll tax audit contingency (4)	12,000	—	17,000	—
Management fees and expenses (4)	—	—	—	13,776
Loss on extinguishment and modification of debt (4)	—	9,150	14,586	20,957
Gain on remeasurement of equity method investment (4)	(36,608)	—	(36,608)	—
Unusual gain (4)	—	(3,500)	—	(3,500)
Adjusted EBITDA	$109,759	$90,661	$440,488	$396,306
_________________

(1)
Represents the elimination of non-cash impairment charges for fixed assets and intangible assets, cash and non-cash expense from restaurant closings and net gains or losses on the disposal of fixed assets. The amount noted above for the three months and year ended December 31, 2013 includes $18.7 million of asset impairment charges associated with the decision to close 22 underperforming locations in the fourth quarter of 2013.

(2)
For the year ended December 31, 2012, $16.0 million of non-cash stock compensation charges for the vested portion of outstanding stock options recorded upon completion of the IPO were included in the line item titled Transaction-related expenses in the Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Pro Forma Share table shown above.

(3)
Represents (income) expense incurred as a result of (losses) gains on the Company’s partner deferred compensation participant investment accounts net of the loss (gain) on the corporate-owned life insurance policies that are held for settlement of the Company’s obligations under these programs, foreign currency loss (gain) and the loss (gain) on the cash surrender value of executive life insurance.

(4)
See description of adjustment provided in the Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Pro Forma Share table shown above.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	DECEMBER 31,
	2013	2012
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned—domestic	663	665
Company-owned—international (1) (2)	169	115
Franchised—domestic	105	106
Franchised and joint venture—international (1)	51	89
Total	988	975
Carrabba’s Italian Grill
Company-owned	239	234
Franchised	1	1
Total	240	235
Bonefish Grill
Company-owned	187	167
Franchised	7	7
Total	194	174
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	65	65
Roy’s
Company-owned	21	22
System-wide total	1,508	1,471
____________________

(1)
Effective November 1, 2013, the Company acquired a controlling interest in the Brazilian operations resulting in the consolidation and reporting of 47 restaurants (as of the acquisition date) as Company-owned locations that are reported as unconsolidated joint venture locations in the historical periods presented.

(2)
The restaurant count for Brazil is reported as of November 30, 2013 to correspond with the balance sheet date of this subsidiary and, therefore, excludes two restaurants that opened in December 2013. Restaurant counts for the Company’s Brazilian operations were reported as of December 31st in the historical periods presented.

SOURCE: Bloomin’ Brands, Inc.